PRESS RELEASE

Juniata Valley Financial Corp. Announces 29% Increase in Second Quarter Earnings and Declares Third
Quarter Dividend Increase

Mifflintown, PA –July 20, 2006— Francis J. Evanitsky, President and Chief Executive Officer of Juniata Valley Financial Corp. recently announced operating results for the second quarter of 2006. The Corporation reported a second quarter net income increase of 29.1%, when compared to the second quarter of 2005, and a corresponding increase in fully-diluted earnings per share of 28.6%. On a year-to-date basis, net income and fully-diluted earnings per share increased by 5.0% and 8.0%, respectively.

Mr. Evanitsky commented that “We are delighted to deliver such an improvement thus far in 2006, after a disappointing year in 2005”. Results for the second quarter of 2005 had included employee severance expense and unusually high professional fees related to initial compliance with the provisions of the Sarbanes-Oxley Act of 2002. “Notwithstanding the unusual events of 2005, core earnings show definite improvement, even though the current interest-rate environment has negatively impacted our net interest margin. We believe that the sustained flat-to-inverted yield curve has resulted in an increasingly competitive pricing environment, both locally and globally, and has led to a possible permanent narrowing of spreads in the overall banking business”.

As compared to the prior year’s second quarter, the net interest margin on a fully tax-equivalent basis has fallen by 23 basis points from 4.10% to 3.87%. However, nearly all categories of non-interest income have increased when comparing the two quarters. Most significantly, fee income from the sales of annuities and mutual funds has grown by 47.5%. Non-interest expense decreased by $445,000, or 13.9% in the second quarter of 2006 as compared to the same period in 2005, primarily due to the employee severance expense and professional fees that were incurred in 2005. Excluding these items from the comparison between the two periods, the results still show an approximate decrease of 1.3% in total non-interest expense in 2006 over 2005.

Year-to-date, comparing 2006 with 2005 results, net interest income is 3.9% lower, non-interest income is 10% higher and non-interest expense is 6.1% lower through the first six months of 2006.

Annualized return on average equity for the second quarter and year-to-date in 2006 is 10.29% and 10.27%, respectively, comparing favorably to the prior year’s ratios for the same periods of 7.82% and 9.50%, respectively. For the six months ended June 30, 2006 and 2005, annualized return on average assets is 1.18% and 1.15%, respectively.

Mr. Evanitsky also announced that on July 18, 2006, Juniata Valley’s Board of Directors declared a cash dividend of $.17 per share for the quarter, payable on September 1, 2006 to shareholders of record August 15, 2006. This is the third consecutive quarter that the Board of Directors has declared a quarterly dividend. Previously, regular dividends were paid semi-annually. The Board intends to consider quarterly dividends in the future, in order to accelerate shareholders’ return. When compared to the regular dividend paid in the second quarter of 2006, our shareholders received an increased payout of 6.3%.

The Juniata Valley Bank, principal subsidiary of Juniata Valley Financial Corp. is headquartered in Mifflintown, Pennsylvania, with eleven community offices located in Juniata, Mifflin, Perry and Huntingdon counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp trades over the counter under the symbol JUVF.OB.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events, or otherwise.